Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2018 Results

Revenues: $1.1 billion for fourth quarter; $4.5 billion for fiscal year
Diluted earnings per share: $1.16 for fourth quarter; $4.02 for fiscal year
Net income: $51 million for fourth quarter; $179 million for fiscal year
Adjusted EBITDA(1) as a % of revenues: 7.4% for fourth quarter; 7.0% for fiscal year
Cash flows provided by operating activities: $84 million for fourth quarter; $217 million for fiscal year
Book-to-bill ratio of approximately 0.5 for fourth quarter; 1.5 for fiscal year
RESTON, VA, March 29, 2018—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the fourth quarter and full fiscal year ended February 2, 2018.
“I am very pleased with SAIC's fourth quarter revenue growth and margin improvements in the last half of fiscal year 2018. SAIC’s performance reflects the fundamental execution of our business strategy for sustained profitable growth," said SAIC CEO Tony Moraco. “Strategic investments in our markets and capabilities are driving growth as we remain focused on improving our profitability and effectively deploying capital to enhance shareholder value in fiscal year 2019.”
Fourth Quarter and Full Fiscal Year 2018: Summary Operating Results

	Three Months Ended				Year Ended
	February 2, 2018	Percent change		February 3, 2017	February 2, 2018	Percent change		February 3, 2017
	(in millions, except per share amounts)
Revenues	$1,128	10%		$1,024	$4,454	—%		$4,442
Operating income	62	5%		59	256	(3)%		263
Operating income as a percentage of revenues	5.5%	-30	bps	5.8%	5.7%	-20	bps	5.9%
Adjusted operating income(1)	72	22%		59	269	(1)%		273
Adjusted operating income as a percentage of revenues	6.4%	60	bps	5.8%	6.0%	-10	bps	6.1%
Net income	51	46%		35	179	25%		143
EBITDA(1)	74	4%		71	301	(4)%		314
EBITDA as a percentage of revenues	6.6%	-30	bps	6.9%	6.8%	-30	bps	7.1%
Adjusted EBITDA(1)	83	17%		71	313	(3)%		322
Adjusted EBITDA as a percentage of revenues	7.4%	50	bps	6.9%	7.0%	-20	bps	7.2%
Diluted earnings per share	$1.16	51%		$0.77	$4.02	29%		$3.12
Net cash provided by operating activities	$84	35%		$62	$217	(21)%		$273
Free cash flow(1)	$77	33%		$58	$195	(24)%		$258

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $104 million, or 10%, compared to the prior year quarter primarily due to revenue on new contracts supporting NASA, the U.S. Army, and the Environmental Protection Agency (EPA) ($60 million) and increased orders within our supply chain portfolio ($53 million). The Company’s internal revenue growth(1) for the fourth quarter was 10.3%, the highest quarterly growth since the Company's inception.
Revenues for the fiscal year increased $12 million compared to the prior year, primarily due to revenue on new contracts supporting NASA, the U.S. Army, and the EPA ($156 million), increased orders within our supply chain portfolio ($56 million) and higher revenue on platform integration programs ($31 million). These increases were partially offset by one additional week in the prior year ($88 million) and completion of contracts and other net decreases across our portfolio ($143 million), including the loss of an IT integration contract supporting the DHS ($46 million). The Company’s internal revenue growth(1) for the fiscal year was 2.5%, the highest annual growth since the Company’s inception.

Operating income as a percentage of revenues decreased to 5.5% for the three months ended February 2, 2018 as compared to 5.8% in the comparable prior year period primarily due to lower net favorable changes in estimates on contracts accounted for under the percentage-of-completion method and restructuring costs incurred in the current quarter. These decreases were partially offset by lower selling, general and administrative (SG&A) costs as we continue to drive efficiencies in our operating structure.

Operating income for the fiscal year decreased $7 million to 5.7% of revenues, down from 5.9% of revenues in the prior fiscal year. The decrease in operating income was primarily due to lower net favorable changes in estimates on contracts accounted for under the percentage-of-completion method and restructuring costs in fiscal 2018. Lower net favorable changes in estimates were largely driven by investments and increased costs on platform integration programs supporting the U.S. Marine Corps combined with prior year write-ups on certain programs supporting federal civilian agencies. These decreases were partially offset by lower SG&A costs.

Net income for the quarter increased $16 million from the comparable prior year period primarily as the result of lower income tax expense due to the effect of the federal corporate tax rate change ($17 million) and higher operating income.

Net income for the fiscal year increased $36 million from the prior fiscal year primarily due to lower income tax expense as a result of the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ($22 million), a one-time benefit from the effect of the federal corporate tax rate change ($17 million) and lower interest expense. These increases were partially offset by lower operating income.

Adjusted EBITDA(1) as a percentage of revenues for the quarter was 7.4%, compared to 6.9% for the prior year quarter due to lower SG&A costs as we continue to drive efficiencies across our operating structure, offset by lower net favorable changes in estimates on contracts accounted for under the percentage-of-completion method.

Adjusted EBITDA(1) as a percentage of revenues for the fiscal year decreased to 7.0% of revenues, compared to 7.2% in the prior fiscal year. The decrease was primarily due to lower net favorable changes in estimates on contracts accounted for under the percentage-of- completion method. These drivers were partially offset by lower SG&A costs in the current year.
Diluted earnings per share was $1.16 for the quarter. The weighted-average diluted shares outstanding during the quarter was 43.8 million shares. Diluted earnings per share was $4.02 for the year. Diluted earnings per share for the year was positively impacted by the accounting change related to ASU 2016-09 by $0.49. The weighted-average diluted shares outstanding during the year was 44.5 million shares.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $84 million. The $22 million increase in cash provided by operating activities compared to the prior year period was primarily due to a net reduction in working capital investments in Marine Corps platform integration and IT services programs ($27 million) and lower payments for income taxes ($8 million), partially offset by delayed collections on our supply chain portfolio.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Total cash flows provided by operating activities for the year were $217 million, a decrease from the prior year, primarily due to the timing of customer collections ($125 million), partially offset by an extra week of payroll in the prior year period ($30 million), a net reduction in working capital investments in Marine Corps platform integration and IT services programs ($18 million) and excess tax benefits for stock based compensation in the current year ($22 million).
During the quarter SAIC deployed $58 million of capital, consisting of $36 million in plan share repurchases (478 thousand) under SAIC’s previously announced share repurchase program, $14 million in cash dividends and an $8 million term loan repayment. For the year, cash dividends were $54 million, plan share repurchases totaled $150 million (approximately 2.0 million shares) and we made $25 million of term loan repayments. Share repurchases since the inception of the program in 2013 were $499 million (approximately 9.1 million shares).
Quarterly Dividend Declared
Subsequent to fiscal year-end, the Company’s Board of Directors declared a cash dividend of $0.31 per share of the Company’s common stock payable on April 27, 2018 to stockholders of record on April 13, 2018. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
New Business Awards
Net bookings for the quarter were approximately $0.6 billion, which reflects a book-to-bill ratio of approximately 0.5. Net bookings for the year were approximately $6.7 billion, which reflects a book-to-bill ratio of approximately 1.5. SAIC’s estimated backlog of signed business orders at the end of fiscal 2018 was approximately $10.2 billion of which $2.0 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
The Joint Program Executive Office for Chemical Biological Defense (JPEO CBD): The Department of Defense awarded SAIC a prime position on the $8.27 billion JPEO CBD multiple-award, indefinite delivery, indefinite quantity Joint Enterprise-Research, Development, Acquisition, Production and Procurement (JE RDAP) contract. The contract has a 10-year period of performance. Under the contract, SAIC will continue its engineering and integration services to the JPEO CBD in support of its mission to protect the nation’s armed forces from weapons of mass destruction.
The U.S. Navy's Space and Naval Warfare Systems Center Atlantic: SAIC was awarded a task order to provide command, control, and situational awareness (C2SA) support to the Marine Corps Systems Command and PMW-790 Program Offices. The task order has a one-year base period of performance, four one-year options, and is worth more than $57 million, if all options are exercised.
The U.S. Navy's Space and Naval Warfare Systems Center Pacific: SAIC was awarded a prime position on a multiple-award, indefinite delivery, indefinite quantity contract to provide SSC Pacific with technology insertion, software engineering, installation and testing, and integrated logistics support for submarine and satellite communications, information technology, and other C4I efforts. The multiple-award contract has a two-year base period of performance with a three-year option, and has a potential value of more than $84 million.
Notable Grow Awards (selling services & solutions to new customers):
The U.S. Department of Health and Human Services (HHS): SAIC was awarded the Next Generation IT Services (NGITS) Operations Blanket Purchase Agreement (BPA) to support HHS. The BPA has a five-year base period of performance, three one-year options, and a ceiling value of $207 million. Under the BPA, the company was also awarded a $74 million task order to support IT operations services, including service desk and deskside support, infrastructure, and datacenter operations, for HHS. The task order has a base period and five option periods spanning 54 months.

The U.S. Army Mission and Installation Contracting Command - Fort Eustis: SAIC was awarded the U.S. Army Training Support Systems Enterprise (TSS-E) contract to provide networked, integrated, and interoperable training support capabilities to active duty, reserve, and national guard soldiers, units, commands and installations located throughout the Continental and Outside the Continental U.S. The indefinite delivery, indefinite quantity contract has a five-year ordering period and a ceiling value of more than $554 million. SAIC is one of seven awardees.
The National Heart, Lung, and Blood Institute (NHLBI): SAIC was awarded a prime contract to provide IT support services to NHLBI through the Information Technology and Applications Center (ITAC). SAIC will provide a range of services from customer support and infrastructure services to modernization and maintenance of business and scientific applications. The multiple-award, blanket purchase agreement has a five-year period of performance and a $214 million ceiling value for all awardees.
SAIC was awarded the following notable Protect contract subsequent to the end of the quarter:
U.S. Army Human Resources Command: SAIC was awarded a $108 million task order by the Army Human Resources Command to continue to develop, operate, and maintain more than 191 virtual applications that support soldiers from enlistment to retirement. Awarded under the Information Technology Enterprise Solutions - 2 Services (ITES-2S) contract vehicle, the single award task order has a one-year base period of performance, a one-year option, and a total contract value of approximately $108 million, if the option is exercised.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. Eastern time on March 29, 2018. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2018	February 3, 2017(1)	February 2, 2018	February 3, 2017(1)
(in millions, except per share amounts)
Revenues	$1,128	$1,024	$4,454	$4,442
Cost of revenues	1,021	919	4,043	4,003
Selling, general and administrative expenses	45	46	155	176
Operating income	62	59	256	263
Interest expense	12	11	44	52
Other (income) expense, net	(1)	(1)	(2)	(1)
Income before income taxes	51	49	214	212
Provision for income taxes	—	(14)	(35)	(69)
Net income	51	35	179	143
Weighted-average number of shares outstanding:
Basic	42.7	43.9	43.3	44.5
Diluted	43.8	45.3	44.5	45.9
Earnings per share:
Basic	$1.19	$0.79	$4.13	$3.21
Diluted	$1.16	$0.77	$4.02	$3.12
Cash dividends declared and paid per share	$0.31	$0.31	$1.24	$1.24

(1) Fiscal 2017 amounts reflect the impact from an immaterial restatement, see Schedule 6 for information.

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 2, 2018	February 3, 2017(1)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$144	$210
Receivables, net	674	539
Inventory, prepaid expenses and other current assets	132	152
Total current assets	950	901
Goodwill	863	863
Intangible assets, net	179	200
Property, plant, and equipment, net	61	60
Other assets	20	18
Total assets	$2,073	$2,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$504	$440
Accrued payroll and employee benefits	150	158
Long-term debt, current portion	41	25
Total current liabilities	695	623
Long-term debt, net of current portion	983	1,022
Other long-term liabilities	68	48
Total equity	327	349
Total liabilities and equity	$2,073	$2,042

(1) Fiscal 2017 amounts reflect the impact from an immaterial restatement, see Schedule 6 for information.

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2018	February 3, 2017(1)	February 2, 2018	February 3, 2017(1)
	(in millions)
Cash flows from operating activities:
Net income	$51	$35	$179	$143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13	12	46	53
Deferred income taxes	13	(2)	13	(2)
Stock-based compensation expense	6	6	27	31
Excess tax benefits from stock-based compensation	—	(3)	—	(18)
Loss on disposal of property, plant, and equipment	—	1	—	1
Loss on extinguishment of debt	—	—	—	2
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	43	77	(135)	96
Inventory, prepaid expenses and other current assets	2	(23)	19	(36)
Other assets	1	1	2	—
Accounts payable and accrued liabilities	6	14	68	24
Accrued payroll and employee benefits	(53)	(59)	(8)	(26)
Other long-term liabilities	2	3	6	5
Net cash provided by operating activities	84	62	217	273
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(4)	(22)	(15)
Asset acquisition	—	—	—	(2)
Net cash used in investing activities	(7)	(4)	(22)	(17)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(13)	(54)	(54)
Principal payments on borrowings	(8)	—	(50)	(236)
Issuances of stock	2	2	6	5
Stock repurchased and retired or withheld for taxes on equity awards	(38)	(43)	(186)	(180)
Excess tax benefits from stock-based compensation	—	3	—	18
Disbursements for obligations assumed from Scitor acquisition	—	(2)	(2)	(7)
Proceeds from borrowings	—	—	25	209
Deferred financing costs	—	—	—	(2)
Net cash used in financing activities	(58)	(53)	(261)	(247)
Net increase (decrease) in cash, cash equivalents and restricted cash	19	5	(66)	9
Cash, cash equivalents and restricted cash at beginning of period	133	213	218	209
Cash, cash equivalents and restricted cash at end of period	$152	$218	$152	$218

(1) Fiscal 2017 amounts reflect the impact from an immaterial restatement, see Schedule 6 for information.

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	February 2, 2018	November 3, 2017	February 3, 2017
	(in millions)
Funded backlog	$2,012	$2,609	$1,811
Negotiated unfunded backlog	8,215	8,135	6,209
Total backlog	$10,227	$10,744	$8,020
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
Internal Revenue Growth

	Three Months Ended	Year Ended
	February 2, 2018
	(in millions)
Prior year period's revenues, as reported(1)	$1,024	$4,442
Prior year period's revenues performed by former Parent	(1)	(9)
Estimated impact of 53rd week	—	(88)
Revenues of acquired business for the pre-acquisition prior year period	—	—
Prior year period's revenues, as adjusted(1)	1,023	4,345
Current year period's revenues, as reported	1,128	4,454
Internal revenue growth(2)	$105	$109
Internal revenue growth percentage	10.3%	2.5%

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth after the completion of acquisitions and other adjustments identified as impacting year over year comparability. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the current year period, which is a 52-week fiscal year. We estimate the revenue impact of the additional week by dividing first quarter fiscal 2017 revenues by the number of days in the first quarter of fiscal 2017 and multiplying that amount by the number of additional days in the first quarter of fiscal 2017. We believe that adjusting fiscal 2017 revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned in our business during the respective periods. We believe internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been at growing revenues of our base business and the businesses that we acquire.

 .

(1) Fiscal 2017 amounts reflect the impact from an immaterial restatement, see Schedule 6 for information.
(2)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	February 2, 2018	February 3, 2017(1)	February 2, 2018	February 3, 2017(1)
	(in millions)
Net income	$51	$35	$179	$143
Interest expense	12	11	44	52
Interest income	(1)	—	(1)	—
Provision for income taxes	—	14	35	69
Depreciation and amortization	12	11	44	50
EBITDA(2)	$74	$71	$301	$314
EBITDA as a percentage of revenues	6.6%	6.9%	6.8%	7.1%
Restructuring costs	10	—	13	—
Acquisition and integration costs	—	—	—	10
Depreciation included in restructuring costs and acquisition and integration costs	(1)	—	(1)	(2)
Adjusted EBITDA(2)	$83	$71	$313	$322
Adjusted EBITDA as a percentage of revenues	7.4%	6.9%	7.0%	7.2%

Operating income	$62	$59	$256	$263
Operating income as a percentage of revenues	5.5%	5.8%	5.7%	5.9%
Restructuring costs	10	—	13	—
Acquisition and integration costs	—	—	—	10
Adjusted operating income(2)	$72	$59	$269	$273
Adjusted operating income as a percentage of revenues	6.4%	5.8%	6.0%	6.1%
EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The restructuring costs excluded relate to the Company's plan to restructure certain aspects of its operations. This is the only significant restructuring since we began operating as an independent company over four years ago. The acquisition and integration costs relate to the Company’s significant acquisition of Scitor. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1) Fiscal 2017 amounts reflect the impact from an immaterial restatement, see Schedule 6 for information.
(2)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	February 2, 2018	February 3, 2017	February 2, 2018	February 3, 2017
	(in millions)
Net cash provided by operating activities	$84	$62	$217	$273
Expenditures for property, plant, and equipment	(7)	(4)	(22)	(15)
Free cash flow(1)	$77	$58	$195	$258

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CORRECTION OF FISCAL 2017 REVENUES
(Unaudited)

Subsequent to the issuance of the Company’s financial statements for the third quarter ended November 3, 2017, management determined that a portion of the revenues recognized on a contract with multi-customer funding sources had not been contractually earned. As a result, the Company's revenues for fiscal 2017 were overstated. Although the amount of the misstatement was not material to the historical financial statements, the Company has elected to restate its financial statements for fiscal 2017 to provide greater transparency and comparability of the periods presented. The impact of the restatement to the consolidated statements of income and comprehensive income and the consolidated balance sheets are as follows:

	Three Months Ended February 3, 2017			Year Ended February 3, 2017
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
	(in millions, except per share amounts)
Revenues	$1,026	$(2)	$1,024	$4,450	$(8)	$4,442
Operating income	61	(2)	59	271	(8)	263
Income before taxes	51	(2)	49	220	(8)	212
Provision for income taxes	(15)	1	(14)	(72)	3	(69)
Net income	36	(1)	35	148	(5)	143
Comprehensive income	$41	$(1)	$40	$155	$(5)	$150

Earnings per share:
Basic	$0.82	$(0.03)	$0.79	$3.33	$(0.12)	$3.21
Diluted	$0.79	$(0.02)	$0.77	$3.22	$(0.10)	$3.12

	February 3, 2017
	As Reported	Adjustment	As Restated
	(in millions)
Other accrued liabilities	$103	$8	$111
Total current liabilities	615	8	623
Deferred income taxes	13	(3)	10
Retained earnings	265	(5)	260
Total equity	354	(5)	349
Total liabilities and equity	$2,042	$—	$2,042

For additional information on the immaterial restatement, see Note 1 in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended February 2, 2018.